PROMISSORY NOTE

$250,000	New York, New York
as of July 29, 2011

For value received on the date hereof of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), GRANDPARENTS.COM, LLC, a Florida limited liability company with offices at 589 Eighth Avenue, 6th floor, New York, NY 10018 (the “Maker”), promises to pay to the order of DAVID ROSS, a Florida resident with an address at 6860 Lions Head Lane, Boca Raton, FL 33496, and/or his successors or assigns (the “Payee”) TWO HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($275,000) (the “Sum”) in accordance with the terms hereof on the one year anniversary of the date of execution of this Note (“Payment Due Date”). In the event of the prepayment of any portion of the Sum before the Payment Due Date, the Maker shall be entitled to a credit against the Sum for the amount prepaid plus an amount calculated at ten percent (10%) per annum from the date of prepayment to the Payment Due Date. In addition, to the extent Payee funds less than $250,000 on the date hereof, the balance shall be funded in one or more installments within 45 days and the Payment Due Date hereunder shall be extended to the one-year anniversary of the date of the last amount funded (“Adjusted Payment Due Date”). The Sum payable by Maker on the Adjusted Payment Due Date shall be recalculated and confirmed by the parties in writing to reflect any deferred funding, based on an annual interest rate of 10%.

This Note is subject to the following additional terms.

1. Option to Convert the Sum to Class A Units. Payee shall have an option to convert any portion of the Sum that is not paid by the Payment Due Date or thereafter to Class A Units at $1.60 per unit by providing written notice to the Company (including by email to a Managing Director) prior to the time the Sum (including additions thereto under Section 4) has been repaid in full.

2. Negative Covenant. Maker agrees that Maker shall not grant any security interest in any assets of the Company without the prior written consent of the Payee until such time as the Sum shall have been repaid to Payee in full. Maker may incur junior indebtedness provided the lender agrees in writing to subordinate its interest in an agreement satisfactory to Payee and Payee’s counsel. Maker agrees to not incur any other indebtedness without Payee’s prior written approval or the repayment of all amounts due Payee under this Note.

3. Place of Payment; Waiver of Defenses, and Notices. All payments hereunder shall be payable as directed by Payee from time to time at such or at such place as may be agreed upon by the parties. This Note is payable by Maker without deduction by reason of set-off or counterclaim or any defense whatsoever and Payee may offset amounts due hereunder against amounts due by it to Maker. The Maker hereby waives demand for payment, notice of dishonor and protest, and notice of protest or other notice of any kind.

4. Default. Upon the occurrence of an Event of Default (as defined herein), the entire unpaid portion of the Sum shall at the option of the Payee become immediately due and payable without notice or demand and the Sum shall thereafter bear interest at a rate equal to the lesser of eighteen percent (18%) per annum and the highest legally permissible rate of interest. All such interest shall be added to the Sum for purposes of the right of Payee to convert the Sum into additional Class A Units of Maker under Section 1.

The occurrence of anyone or more of the following events shall constitute an Event of Default:

•	The failure of the Maker to pay the principal or unpaid accrued interest of this Note when due; or

•	Any breach of any representation or warranty in this Note or in any other agreement between Maker and Payee, and such breach shall not have been remedied or waived within five (5) business days; or

•	Any failure by the Maker to perform any covenant or other obligation or agreement of this Note or in any other agreement between Maker and Payee, and such breach shall not have been remedied or waived within five (5) business days; or

•	Any material default or event of default shall occur with respect to any other indebtedness of the borrower in excess of$10,000 in the aggregate, which results in any payment with respect to such indebtedness becoming, or gives the holder(s) or obligee(s)thereof the right to require that any payment with respect to such indebtedness shall become, as the case may be, due prior to its stated maturity and such default or event of default shall not have been remedied within five (5) business days

•	The Maker shall make an assignment for the benefit of creditors, file a petition in bankruptcy, apply to or petition any tribunal for the appointment of a custodian, receiver, intervenor or trustee for the Maker or a substantial part of the Maker’s assets; or

•	The Maker shall commence any proceeding under any bankruptcy, arrangement or readjustment of debt law or statute of any jurisdiction, whether now or hereafter in effect; or if any such petition or application shall have been filed or proceeding commenced against the Maker or if any such custodian, receiver, intervenor or trustee shall have been appointed; or

•	The Maker has judgments or liens against it in an aggregate amount in excess of $10,000; or

•	The payment by the Maker of any sums to Steve Leber or Joe Bernstein using funds advanced to Maker by Payee; or

•	The payment by the Maker of any sums to Steve Leber or Joe Bernstein prior to the Maker receiving additional equity investments in a minimum amount of $1,000,000.

5. Applicable Law and Jurisdiction. This Note shall be governed by and interpreted under the laws of the State of Florida applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws. The parties hereto consent that any legal or equity proceeding brought in connection with or arising out of any matter relating to this Note shall be instituted only in a federal or state court of competent jurisdiction located within Palm Beach County, Florida to the exclusion of any other court or jurisdiction, and Maker hereby irrevocably consents to and submits to the jurisdiction of the courts of Palm Beach County, Florida and waives any objection it may have to either the jurisdiction or venue of such courts to the exclusion of any other court or jurisdiction. The Maker hereby further consents and agrees, and without limiting any other method of obtaining jurisdiction, that in any action or proceeding commenced under the terms of this Note, service of a summons and complaint or any other process, in any action or proceeding shall be sufficient if made on the Maker by certified mail, return receipt requested, to the Maker at the last known address of such Maker, whether such address shall be within or without the jurisdiction of the Court where such action or proceeding is pending, and Maker hereby unconditionally and irrevocably waive personal service of such process. Any action relating to the execution of this Agreement or any rights thereunder shall be limited to a claim against the Maker. No director, shareholder or officer of the Company shall be named in any action by or have any personal liability to Holder.

6.. Amendments; Successors and Assigns. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. The terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Subject to compliance with applicable law, the Payee may freely assign this Note.

7. Notices. All notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally or by courier service which obtains a signed receipt upon delivery, or if mailed, by United States certified mail, postage prepaid, return receipt requested, to the parties at the respective addresses first above written, or at such other addresses as shall be specified in writing by either of the parties to the other in accordance with the terms and conditions of this Section. Notices shall be deemed effective, if delivered personally or by courier service, on the date personally delivered or, if mailed in accordance herewith, then three (3) business days after mailing.

8. Savings Clause. Nothing herein contained, nor in any instrument or transaction related hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law as amended from time to time. Should any interest or other charges paid by Maker, or any party liable for the payment of this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess received by Payee shall be returned by Payee to Maker or to any party liable for the payment of this Note, it being the intent of the parties hereto that under no circumstances shall Maker or any party liable for the payment of this Note be required to pay interest in excess of the highest rate permissible under applicable law as amended from time to time.

9. Severability. The unenforceability or invalidity of any provision of this Note as to any person or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

10. Waiver. No delay on the part of Payee in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy. No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy. The failure of Payee to insist upon strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Payee for the future use of that term, right or remedy. No waiver of any right of the Payee is effective unless in writing executed by the Payee.

IN WITNESS WHEREOF, the Maker has executed this Note on the day and year first above written.

GRANDPARENTS.COM, LLC:

By:
/s/ Joseph Bernstein
Joseph Bernstein, Managing Director

Agreed to and accepted by:

DAVID ROSS

FIRST AMENDMENT TO CONSULTING AND STRATEGIC

ADVISORY SERVICES AGREEMENT (THE “AGREEMENT”)

AND PROMISSORY NOTE DATED JULY 29, 2011

This First Amendment to the Agreement dated as of July 29, 2011 between the parties hereto is entered into as of August 30, 2011, by and between DAVID ROSS, with an address at

6860 Lions Head Lane, Boca Raton 33496 (the “Advisor”), and GRANDPARENTS.COM LLC with an address at 589 Eighth Avenue, 6th floor, New York, NY 10018 (the “Company”).

Section 3 of the Agreement is hereby amended by substituting “$225,000” for “$250,000.”

The Promissory Note dated as of July 29, 2011executed by the Company is hereby amended to provide that the $275,000 due David Ross shall mature on August 30, 2012.

All other terms of the Agreement, the Promissory Note and Warrant of even date therewith shall remain unaffected by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ADVISOR:

/s/ David Ross
David Ross

GRANDPARENTS.COM, LLC

By:	/s/ Joseph Bernstein
Name:	Joseph Bernstein
Title:	Managing Director